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EXHIBIT 11



                               HECHINGER COMPANY
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)




                                                                 13 WEEKS ENDED                        26 WEEKS ENDED
                                                      JULY 30, 1994        JULY 31, 1993       JULY 30, 1994     JULY 31, 1993
                                                      -------------        -------------       -------------     -------------
Net earnings                                           $ 21,368,000         $ 17,894,000        $ 26,013,000      $ 21,122,000

Interest on 5-1/2% convertible debentures, net
of tax benefit                                            1,106,000            1,123,000           2,212,000         2,246,000
                                                       ------------         ------------        ------------      ------------

Net earnings for primary and fully diluted
earnings per share                                     $ 22,474,000         $ 19,017,000        $ 28,225,000      $ 23,368,000
                                                       ============         ============        ============      ============


Weighted average shares outstanding                      42,031,775           41,728,402          41,948,484        41,728,402

Dilutive effect of stock options and restricted
stock and performance share awards after
application of the treasury stock method                    554,866              189,986             466,479           189,986

Additional shares issuable assuming full
conversion of the 5-1/2% debentures into
Class A common stock                                      4,419,899            4,420,797           4,420,348         4,420,797
                                                       ------------         ------------        ------------      ------------

Common and common equivalent shares
outstanding for primary earnings per share               47,006,540           46,339,185          46,835,311        46,339,185

Additional dilution from stock options and
restricted stock and performance share
awards after application of the treasury stock
method                                                          101                  828              93,009               828
                                                       ------------         ------------        ------------      ------------


Common and common equivalent shares
outstanding for fully diluted earnings per share         47,006,641           46,340,013          46,928,320        46,340,013
                                                       ============         ============        ============      ============

Primary earnings per common share                      $       0.48         $       0.41        $       0.60      $       0.50
                                                       ============         ============        ============      ============
Fully diluted earnings per common share                $       0.48         $      $0.41        $       0.60      $       0.50
                                                       ============         ============        ============      ============

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